Exhibit 10.1
EXECUTION VERSION
TeleCommunication Systems, Inc.
$90,000,000
4.5% CONVERTIBLE SENIOR NOTES DUE 2014
PURCHASE AGREEMENT
November 10, 2009
OPPENHEIMER & CO. INC.
RAYMOND JAMES & ASSOCIATES INC.,
     as Representatives of the several
     Initial Purchasers named in Schedule I hereto
c/o Oppenheimer & Co. Inc.
300 Madison Avenue
New York, New York 10017
Ladies & Gentlemen:
     TeleCommunication Systems, Inc., a Maryland corporation (the “Company”), proposes to issue and sell to Oppenheimer & Co. Inc. and the other initial purchasers named on Schedule I to this Agreement, for whom Oppenheimer & Co. Inc. and Raymond James & Associates Inc. are acting as Representatives (the “Representatives”) (the “Initial Purchasers”), $90,000,000 in aggregate principal amount of 4.5% Convertible Senior Notes due 2014 (the “Firm Notes”), subject to the terms and conditions set forth herein.
     1. The Transaction. Subject to the terms and conditions herein contained, the Company proposes to issue and sell to the Initial Purchasers, severally and not jointly, the Firm Notes which are convertible into the Class A common stock $0.01 par value per share (the “Common Stock”) of the Company. In addition, the Company proposes to grant to the Initial Purchasers an option to purchase up to an additional $13,500,000 principal amount of Notes from the Company (the “Option Notes”) pursuant to the terms hereof. The Firm Notes and the Option Notes are collectively referred to herein as the “Securities”. The Securities are to be issued under an Indenture between the Company and The Bank of New York Mellon, as trustee (the “Trustee”) (the “Indenture”).
     The amounts of the Securities to be purchased by each of the several Initial Purchasers are set forth opposite their names on Schedule I hereto.

     In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum, dated November 9, 2009 (the “Preliminary Offering Memorandum”), and has prepared a final offering memorandum, dated the date hereof (the “Offering Memorandum”), each setting forth information regarding the Company, the Securities, the terms of the Offering and the transactions contemplated by the Transaction Documents (as defined below), and any material developments relating to the Company occurring after the date of the most recent financial statements included therein. Any references herein to the Preliminary Offering Memorandum or the Offering Memorandum shall be deemed to include, in each case, all amendments and supplements thereto and any information and/or documents incorporated by reference therein. The Company hereby confirms that it has authorized the use of the Disclosure Package (as defined below) and the Offering Memorandum in connection with the offering and resale of the Securities by the Initial Purchasers.
     The Company understands that the Initial Purchasers propose to make an offering of the Securities (the “Exempt Resales”) only on the terms and in the manner set forth in the Disclosure Package and the Offering Memorandum, as amended or supplemented, and the terms hereof as soon as the Initial Purchasers deem advisable after this Agreement has been executed and delivered, solely to persons in the United States whom the Initial Purchasers reasonably believe to be “qualified institutional buyers” (each, a “QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), as such rule may be amended from time to time (“Rule 144A”) in transactions under Rule 144A or pursuant to another exemption from registration requirements of the Securities Act. The QIBs are referred to herein from time to time as the “Eligible Purchasers.” The Initial Purchasers will offer the Securities to such Eligible Purchasers initially at a price equal to 100% of the principal amount thereof. Such price may be changed by the Initial Purchasers at any time without notice.
     The Securities are convertible in accordance with their terms and the terms of the Indenture into shares of Common Stock (except for any cash in lieu of fractional shares) at an initial conversion rate of 96.637 shares of Common Stock per $1,000 principal amount of Securities.
     This Agreement, the Securities, and the Indenture are hereinafter referred to collectively as the “Transaction Documents.”
     Any references herein to “Exchange Act Reports” herein include all documents filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless stated to the contrary, any references herein to the terms “amend”, “amendment” or “supplement” with respect to the Disclosure Package or the Offering Memorandum shall be deemed to refer to all Exchange Act Reports filed subsequent to the date of this Agreement that are incorporated by reference therein.

     Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Disclosure Package, and if not defined therein, in the Indenture.
     2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Initial Purchasers that:
          (a) (i) The Preliminary Offering Memorandum as of its date did not, (ii) the Preliminary Offering Memorandum, as supplemented by the information listed in Schedule II hereto (the “Pricing Term Sheet”) (the Preliminary Offering Memorandum and the Pricing Term Sheet taken together, the “Disclosure Package”), as of the Applicable Time (as defined below) does not, (iii) the Offering Memorandum as of its date does not, and as of the Closing Date will not, (iv) each electronic road show when taken together as a whole with the Disclosure Package and (v) any supplement or amendment to any of the documents referenced in clauses (i) through (iv) above does not and will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the representations and warranties contained in this paragraph shall not apply to statements in or omissions from the Preliminary Offering Memorandum or the Offering Memorandum (or any supplement or amendment thereto, including the Pricing Term Sheet) made in reliance upon and in conformity with Initial Purchaser Information (as such term is defined in Section 11 hereof). For purposes of this Agreement, the “Applicable Time” means 8:50 p.m. New York City time on the date of this Agreement.
          (b) The Disclosure Package and the Offering Memorandum have been or will be prepared by the Company for use by the Initial Purchasers in connection with the offering of the Securities.
          (c) Each of the Disclosure Package and the Offering Memorandum contains, if any, all pro forma, as adjusted financial information and statements and consolidated financial statements including the notes thereto, which are required to be included or incorporated by reference in accordance with Regulation S-X promulgated under the Securities Act in the Disclosure Package and the Offering Memorandum if the Disclosure Package and the Offering Memorandum were prospectuses included in registration statements on Form S-1 filed with the Commission. The pro forma, as adjusted financial information and statements, and consolidated financial statements including the notes thereto, and the supporting schedules included in the Disclosure Package and the Offering Memorandum present fairly the financial position as of the dates indicated and the cash flows and results of operations for the periods specified of the Company and its consolidated subsidiaries in the Disclosure Package and the Offering Memorandum; except as otherwise stated in the Disclosure Package and the Offering Memorandum, said financial statements have been prepared in conformity with U.S. GAAP applied on a consistent basis throughout the periods involved; and the supporting schedules included in the Disclosure Package and the Offering Memorandum present fairly the information required to be stated therein. No other financial statements or supporting schedules are required to be included in the Disclosure Package or the Offering Memorandum if the Disclosure Package or the Offering Memorandum, respectively, were included in a registration statement filed pursuant to the Securities Act.

          (d) Ernst & Young LLP (the “Auditor”) who have certified the financial statements and supporting schedules of the Company and its consolidate subsidiaries included or to be included as part of the Disclosure Package and the Offering Memorandum, are and, during the periods covered by their report, were an independent registered public accounting firm as required by the Securities Act and the Exchange Act.
          (e) The Company is duly organized, validly existing and in good standing under the laws of Maryland, its jurisdiction of incorporation, has all requisite power and authority to carry on its business as it is currently being conducted and as described in the Disclosure Package and the Offering Memorandum, and to own, lease and operate its properties. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or location of the assets or properties owned, leased or licensed by it requires such qualification, except for those failures to be so qualified or in good standing which (individually or in the aggregate) could not reasonably be expected to have a material adverse effect on (A) the business, general affairs, management, condition (financial or otherwise), results of operations, stockholders’ equity, properties or business prospects of the Company and the subsidiaries, individually or taken as a whole, (B) the long-term debt or capital stock of the Company, (C) the issuance or marketability of the Securities or (D) the validity of this Agreement or any other Transaction Documents or the transactions described in the Disclosure Package and the Offering Memorandum under the caption “Use of Proceeds” (any such effect being a “Material Adverse Effect”).
          (f) The Company has no significant subsidiaries within the meaning of Rule 405 under the Securities Act.
          (g) The Company has all requisite corporate power and authority, and all necessary authorizations, approvals, consents, orders, licenses, certificates and permits of and from all governmental or regulatory bodies or any other person or entity (collectively, the “Permits”), to own, lease and license its assets and properties and conduct its business, all of which are valid and in full force and effect, except where the lack of such Permits, individually or in the aggregate, would not have a Material Adverse Effect. The Company has fulfilled and performed in all material respects all of its obligations with respect to such Permits and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the Company thereunder. No Permits are required to enter into, deliver and perform this Agreement or any other Transaction Document and to issue and sell the Securities.
          (h) Except as described in the Disclosure Package and the Offering Memorandum and except as would not have a Material Adverse Effect; (i) the Company owns or possesses legally enforceable rights to use all patents, patent rights, inventions, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, know-how and other similar rights and proprietary knowledge (collectively, “Intangibles”) necessary for the conduct of its business; and (ii) the Company has not received any notice of, or is not aware of, any infringement of or conflict with asserted rights of others with respect to any Intangibles.

          (i) The Company has good and marketable title in fee simple to all real property, and good and marketable title to all other property owned by it, in each case free and clear of all Liens, except such as do not materially affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by the Company and its subsidiaries. All property held under lease by the Company and its subsidiaries is held by them under valid, existing and enforceable leases, free and clear of any lien, charge, mortgage, pledge, security interest, claim, limitation on voting rights, equity, trust or other encumbrance, preferential arrangement, defect or restriction of any kind whatsoever, other than a Permitted Lien (any “Lien”), or such as are not material and do not materially interfere with the use made or proposed to be made of such property by the Company and its subsidiaries. A Permitted Lien is any security interest, claim, lien, limitation on voting rights or encumbrance pursuant to the Third Amended and Restated Loan and Security Agreement among the Company, Longhorn Acquisition, LLC and Silicon Valley Bank dated June 26, 2009 or any statutory Liens for taxes not yet due or securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties. Subsequent to the respective dates as of which information is given in the Disclosure Package and the Offering Memorandum, (i) there has not been any event which would have a Material Adverse Effect; (ii) the Company has not sustained any loss or interference with its assets, businesses or properties (whether owned or leased) from fire, explosion, earthquake, flood or other calamity, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree which would have a Material Adverse Effect; and (iii) since the date of the latest balance sheet included in the Disclosure Package and the Offering Memorandum except as disclosed in the Offering Memorandum or in the Exchange Act Reports, the Company has not (A) issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, except such liabilities or obligations incurred in the ordinary course of business, (B) entered into any transaction not in the ordinary course of business or (C) except for regular dividends on the Common Stock in amounts per share that are consistent with past practice, declared or paid any dividend or made any distribution on any shares of its stock or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or otherwise acquire any shares of its capital stock.
          (j) Each description of a contract, document or other agreement in the Disclosure Package and the Offering Memorandum accurately reflects in all material respects the terms of the underlying contract, document or other agreement. Each contract, document or other agreement described in the Disclosure Package and the Offering Memorandum is in full force and effect and is valid and enforceable against the Company, in accordance with its terms. The Company, nor to the Company’s knowledge any other party, is in default in the observance or performance of any term or obligation to be performed by it under any such agreement, and no event has occurred which with notice or lapse of time or both would constitute such a default, in any such case which default or event, individually or in the aggregate, would have a Material Adverse Effect. No default exists, and no event has occurred which with notice or lapse of time or both would constitute a default, in the due performance and observance of any term, covenant or condition, by the Company of any other agreement or instrument to which the Company is a party or by which Company or its properties or business may be bound or affected which default or event, individually or in the aggregate, would have a Material Adverse Effect.

          (k) The statistical and market related data included in the Disclosure Package and the Offering Memorandum are based on or derived from sources that the Company believes to be reliable and accurate.
          (l) The Company (i) is not in violation of its articles of incorporation or other organizational documents, (ii) is not in default under, and no event has occurred which, with notice or lapse of time, or both, would constitute a default under, or result in the creation or imposition of any Lien upon, any property or assets of the Company pursuant to, any bond, debenture, note, indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) is not in violation of any statute, law, rule, regulation, ordinance, directive, judgment, decree or order of any judicial, regulatory or other legal or governmental agency or body, foreign or domestic applicable to it, except (in the case of clauses (ii) and (iii) above) for violations or defaults that could not (individually or in the aggregate) have a Material Adverse Effect and except (in the case of clause (ii) alone) for any Lien disclosed in the Disclosure Package and the Offering Memorandum.
          (m) The Company has the required corporate or other power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, including, without limitation, the corporate or other power and authority to issue, sell and deliver the Securities.
          (n) The Securities have been duly and validly authorized by the Company for issuance and sale to the Initial Purchasers pursuant to this Agreement and, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and when delivered to and paid for by the Initial Purchasers in accordance with the terms hereof and thereof, will be duly and validly executed, issued and delivered and will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity. The Securities will conform in all material respects to the descriptions thereof in the Disclosure Package and the Offering Memorandum. At the Closing Date, the Securities will be in the form contemplated by the Indenture.
          (o) The Indenture has been duly and validly authorized by the Company and, when duly executed and delivered by the Company (assuming the due authorization, execution and delivery by the Trustee), will constitute a valid and legally binding agreement of the Company, enforceable against each of them in accordance with its terms, except that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity. The Indenture conforms in all material respects to the description thereof in the Disclosure Package and the Offering Memorandum.

          (p) This Agreement has been duly and validly authorized, executed and delivered by the Company.
          (q) None of (i) the execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated by the Transaction Documents to which each of them, respectively, is a party, (ii) the issuance and sale of the Securities or (iii) the application of the proceeds as described in the Disclosure Package and the Offering Memorandum under the caption “Use of Proceeds,” will give rise to a right to terminate or accelerate the due date of any payment due under, or conflict with or result in the breach of any term or provision of, or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or require any consent or waiver under, or result in the execution or imposition of any Lien, upon any properties or assets of the Company pursuant to the terms of, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which either the Company or any its properties or businesses is bound, or any franchise, license, permit, judgment, decree, order, statute, rule or regulation applicable to the Company or violate any provision of the charter or by-laws of the Company, except for such consents or waivers which have already been obtained and are in full force and effect.
          (r) The Company has authorized and outstanding capital stock as set forth under the caption “Capitalization” in the Disclosure Package and the Offering Memorandum. All of the issued and outstanding shares of common stock of the Company have been duly and validly issued and are fully paid and nonassessable. There are no statutory preemptive or other similar rights to subscribe for or to purchase or acquire any shares of common stock of the Company or any such rights pursuant to its charter or by-laws or any agreement or instrument to or by which the Company is a party or bound. Except as disclosed in the Disclosure Package and the Offering Memorandum, there is no outstanding option, warrant or other right calling for the issuance of, and there is no commitment, plan or arrangement to issue, any share of stock of the Company or any security convertible into, or exercisable or exchangeable for, such stock.
          (s) When the Securities are issued and delivered pursuant to this Agreement, no securities of the Company will be (i) of the same class (within the meaning of Rule 144A) as the Securities and (ii) listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a United States automated interdealer quotation system.
          (t) Except as described in the Disclosure Package and the Offering Memorandum, no person has any rights to require registration of any security of the Company by reason of the execution by the Company of this Agreement or any other Transaction Document to which it is a party or the consummation by the Company of the transactions contemplated hereby and thereby, or as part or on account of, or otherwise in connection with the offering of the Securities and any of the other transactions contemplated by the Transaction Documents, and any such rights so disclosed have been effectively waived by the holders thereof, and any such waivers remain in full force and effect.
          (u) None of the Company, any of its respective affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) or representatives directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any

“security” (as defined in the Securities Act) which is or could be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offer and sale of the Securities or in connection with Exempt Resales of the Securities, or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act. Assuming the accuracy of the Initial Purchasers’ representations and warranties set forth in Section 3 hereof, neither (i) the offer and sale of the Securities to the Initial Purchasers in the manner contemplated by this Agreement, the Disclosure Package and the Offering Memorandum nor (ii) the Exempt Resales requires registration under the Securities Act and prior to the effectiveness of any Registration Statement. The Indenture does not require qualification under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) No securities of the same class as the Securities have been issued and sold by the Company within the six-month period immediately prior to the date hereof.
          (v) Each of (i) the Preliminary Offering Memorandum as of its date, (ii) the Disclosure Package as of the Applicable Time, (iii) the Offering Memorandum as of its date and as of the Closing Date and (iv) each amendment or supplement to any of the documents referenced in (i), (ii) or (iii), in each case, as of its date, contains the information specified in, and meets the requirements of, Rule 144A(d)(4) under the Securities Act.
          (w) Except pursuant to this Agreement, there are no contracts, agreements or understandings between or among the Company, and any other person that would give rise to a valid claim against the Company or the Initial Purchasers for a brokerage commission, finder’s fee or like payment in connection with the issuance, purchase and sale of the Securities.
          (x) Except as described in the Disclosure Package and the Offering Memorandum and except as would not have a Material Adverse Effect: (i) there are no legal or governmental proceedings pending to which the Company is a party or of which any property of the Company is the subject which, if determined adversely to the Company could individually or in the aggregate have a Material Adverse Effect; and (ii) to the knowledge of the Company, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.
          (y) The Company is not involved in any labor dispute nor, to the knowledge of the Company, is any such dispute threatened, which dispute would have a Material Adverse Effect. The Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers or contractors which would have a Material Adverse Effect. The Company is not aware of any threatened or pending litigation between the Company and any of its executive officers which, if adversely determined, could have a Material Adverse Effect and has no reason to believe that such officers will not remain in the employment of the Company.
          (z) Except as disclosed in the Disclosure Package and the Offering Memorandum, no relationship, direct or indirect, exists between or among the Company, or any affiliate of the Company, on the one hand, and any director, officer, stockholder, customer or supplier of the Company, or any affiliate of the Company, on the other hand, which is required by the Exchange Act to be described in the Company’s annual and/or quarterly reports on Form 10-K and 10-Q, as applicable, which is not so described and described as required in such reports, or which would be required by the Securities Act to be described in the Disclosure Package and the Offering Memorandum if the Disclosure Package and the Offering Memorandum were prospectuses included in registration statements on Form S-1 filed with the Commission. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any of their respective family members. The Company has not, in violation of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), directly or indirectly, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company.
          (aa) Neither the Company nor any of its “affiliates” (as defined in Rule 144 under the Securities Act) has taken, nor will it take, directly or indirectly, any action designed to or which might reasonably be expected to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the Securities or any other security of the Company to facilitate the sale or resale of any of the Securities or the Common Stock issuable upon conversion thereof.
          (bb) The Company has filed all Federal, state, local and foreign tax returns which are required to be filed through the date hereof, which returns are true and correct in all material respects or has received timely extensions thereof, and has paid all taxes shown on such returns and all assessments received by it to the extent that the same are material and have become due. There are no tax audits or investigations pending, which if adversely determined would have a Material Adverse Effect; nor are there any material proposed additional tax assessments against the Company.
          (cc) The books, records and accounts of the Company accurately and fairly reflect, in all material respects, the transactions in, and dispositions of, the assets of, and the results of operations of, the Company. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (dd) The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged or propose to engage after giving effect to the transactions described in the Disclosure Package and the Offering Memorandum; all policies of insurance and fidelity or surety bonds insuring the Company or the Company’s respective businesses, assets, employees, officers and directors are in full force and effect; the Company is in compliance with the terms of such policies and instruments in all material respects; and neither the Company nor any subsidiary has reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that is not materially greater than the current cost.
          (ee) Each approval, consent, order, authorization, designation, declaration or filing of, by or with any regulatory, administrative or other governmental body necessary in connection with the execution and delivery by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions herein contemplated required to be obtained or performed by the Company has been obtained or made and is in full force and effect.
          (ff) The Company is not now and, after sale of the Securities as contemplated hereunder and application of the net proceeds of such sale as described in the Disclosure Package and the Offering Memorandum under the caption “Use of Proceeds,” will not be, required to register as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and is not and will not be an entity “controlled” by an “investment company” within the meaning of the Investment Company Act.
          (gg) To the knowledge of the Company, the Company or any other person associated with or acting on behalf of the Company including, without limitation, any director, officer, agent or employee of the Company or its subsidiaries, has not, directly or indirectly, while acting on behalf of the Company or its subsidiaries (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful payment.
          (hh) To the knowledge of the Company, the operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending, or to the best knowledge of the Company, threatened.
          (ii) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

          (jj) The Company has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the U.S. Employee Retirement Income Security Act of 1974 (“ERISA”) and the regulations and published interpretations thereunder with respect to each “plan” as defined in Section 3(3) of ERISA and such regulations and published interpretations in which its employees are eligible to participate and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations. No “Reportable Event” (as defined in 12 ERISA) has occurred with respect to any “Pension Plan” (as defined in ERISA) for which the Company could have any liability.
          (kk) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), which: (i) are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within those entities; (ii) provide for the periodic evaluation of the effectiveness of such disclosure controls and procedures at the end of the periods in which the periodic reports are required to be prepared; and (iii) are effective in all material respects to perform the functions for which they were established.
          (ll) Based on the evaluation of its disclosure controls and procedures, the Company is not aware of (i) any significant deficiency in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls; or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls.
          (mm) Except as described in the Disclosure Package and the Offering Memorandum, there are no material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K) that have or are reasonably likely to have a material current or future effect on the Company’s financial condition, revenues or expenses, changes in financial condition, results of operations, liquidity, capital expenditures or capital resources.
          (nn) The Company’s Board of Directors has validly appointed an audit committee whose composition satisfies the requirements of Rule 5605(c)(2) of the Rules of the NASDAQ Stock Market (the “NASD Rules”) and the Board of Directors and/or the audit committee has adopted a charter that satisfies the requirements of Rule 5605(c)(1) of the NASD Rules. The audit committee has reviewed the adequacy of its charter within the past twelve months.
          (oo) There is and has been no failure on the part of the Company or any of its directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act, including, without limitation, Section 402 related to loans and Sections 302 and 906 related to certifications.
          (pp) The Company is in compliance with all rules, laws and regulation relating to the use, treatment, storage and disposal of toxic substances and protection of health or the environment (“Environmental Law”) which are applicable to its business except as would not reasonable be expected to have a Material Adverse Effect. Except as described in the Disclosure

Package and the Offering Memorandum, the Company has not received any written notice from any governmental authority or third party of an asserted claim under Environmental Laws which are applicable to its business. Except as described in the Disclosure Package and the Offering Memorandum, the Company has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and is in compliance in all material respects with all terms and conditions of any such permit, license or approval. To the Company’s knowledge, except as disclosed in the Disclosure Package and Offering Memorandum, no facts currently exist that will require the Company to make future material capital or other expenditures to comply with Environmental Laws which are applicable to its business.
          (qq) The statements in the Preliminary Offering Memorandum and the Offering Memorandum under the headings “Description of Capital Stock”, “Description of Convertible Note Hedge and Warrant Transactions,” and “Certain Material United States Federal Income Tax Considerations”, insofar as such statements summarize legal matters, agreements or documents discussed therein, are accurate and fair summaries of such legal matters, agreements or documents.
          (rr) Each director and executive officer of the Company listed on Schedule IV hereto has delivered to the Representatives his or her enforceable written lock-up agreement in the form attached to this Agreement as Exhibit A hereto (“Lock-Up Agreement”).
          (ss) Upon the Issuance and delivery of the Securities in accordance with this Agreement and the Indenture, the Securities will be convertible at the option of the holder thereof into shares of the Common Stock in accordance with the terms of the Securities and the Indenture; the Common Stock issuable upon conversion of the Securities have been duly authorized and reserved and, when issued upon conversion of the Securities, will be validly issued, fully paid and non-assessable; and the issuance of the Common Stock will not be subject to any preemptive or similar rights.
          (tt) The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or the quotation of the Common Stock on the Nasdaq Global Market, nor has the Company received any notification that the Commission or the Nasdaq Global Market is contemplating terminating such registration or quotation.
          (uu) Except as described in the Disclosure Package and the Offering Memorandum, the Company is not in default under any of the Transaction Documents or any of the contracts described in the Disclosure Package and the Offering Memorandum, has received a notice or claim of any such default or has knowledge of any breach of such contracts by the other party or parties thereto, except such defaults or breaches as would not, individually or in the aggregate, have a Material Adverse Effect.
          (vv) The Company has not distributed or, prior to the later to occur of (i) the Closing Date and (ii) completion of the distribution of the Securities, will distribute any material in connection with the offering and sale of the Securities other than the Preliminary Offering Memorandum or the Offering Memorandum.

     Any certificate contemplated in this Agreement signed by or on behalf of the Company and delivered to the Initial Purchasers shall be deemed to be a representation and warranty by the Company to the Initial Purchasers as to the matters covered thereby.
     The Company acknowledges that the Initial Purchasers and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Section 9 hereof, counsel for the Company and counsel for the Initial Purchasers, will rely upon the accuracy and truth of the foregoing representations and hereby consent to such reliance.
     3. Representations and Warranties of the Initial Purchasers. Each Initial Purchaser severally and not jointly, represents, warrants and covenants to the Company and agrees that:
          (a) Such Initial Purchaser is a QIB and an accredited investor within the meanings of Rule 501(a) of the Securities Act, with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Securities.
          (b) Such Initial Purchaser (i) has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act (“Regulation D”) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (ii) it has solicited and will solicit offers for the Securities only from, and has offered or sold and will offer, sell or deliver the Securities, as part of their initial offering, only within the United States to persons whom it reasonably believes to be QIBs, or if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to it that each such account is a QIB to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A and in each case, in transactions in accordance with Rule 144A in transactions pursuant to another exemption from the registration requirements of the Securities Act.
          (c) The Initial Purchasers will not amend or supplement the Preliminary Offering Memorandum or the Offering Memorandum or any other document used in connection with the offer and sale of the Securities or any amendment or supplement thereto unless the Company shall previously have been advised thereof and furnished a copy for a reasonable period of time prior to the proposed amendment or supplement and as to which the Company shall not have given their consent, which shall not be unreasonably withheld.
     4. Purchase, Sale and Delivery. On the basis of the representations, warranties, covenants and agreements contained in this Agreement, and subject to its terms and conditions:
          (a) The Company agrees to issue and sell to the several Initial Purchasers, and each of the Initial Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 100% of the principal amount thereof, plus accrued interest, if any, from November 10, 2009 to the Closing Date, as defined below (the “Initial Price”), the aggregate amount of Firm Notes. The Company hereby grants to each of the Initial Purchasers an option to purchase all or any part of the Option Notes at the Initial Price. The aggregate amount of Option

Notes to be purchased by each of the Initial Purchasers shall be the same percentage of the Option Notes to be purchased by each of the Initial Purchasers as such Initial Purchaser is purchasing of the Firm Notes. Such option may be exercised in whole or in part at any time on or before 12:00 noon, New York City time, on the business day before the Firm Notes Closing Date (as defined below), and from time to time thereafter within 30 days after the date of this Agreement, in each case upon written, facsimile or telegraphic notice, or verbal or telephonic notice confirmed by written, facsimile or telegraphic notice, by each of the Initial Purchasers to the Company no later than 12:00 noon, New York City time, on the business day before the Firm Notes Closing Date or at least two business days before the Option Notes Closing Date (as defined below), as the case may be, setting forth the aggregate amount of Option Notes to be purchased and the time and date (if other than the Firm Notes Closing Date) of such purchase.
          (b) Payment of the purchase price for, and delivery of, the Firm Notes shall be made at the offices of Oppenheimer & Co. Inc., 300 Madison Avenue, New York, New York 10017, at 10:00 a.m., New York City time, on November 16, 2009 or at such time on such other date, not later than ten (10) business days after the date of this Agreement, as shall be agreed upon by the Company and the Representatives (such time and date of delivery and payment are called the “Firm Notes Closing Date”. In addition, in the event that any or all of the Option Notes are purchased by the Initial Purchasers, payment of the purchase price, and delivery of the certificates, for such Option Notes shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Initial Purchasers and the Company, on each date of delivery as specified in the notice from the Initial Purchasers to the Company (such time and date of delivery and payment are called the “Option Notes Closing Date”). The Firm Notes Closing Date and any Option Notes Closing Dates are called, individually, a “Closing Date” and, together, the “Closing Dates”.
          (c) Payment for the Securities shall be made to the Company by wire transfer of immediately available funds or by certified or official bank check or checks payable in New York Clearing House (same day) funds drawn to the order of the Company, against delivery of the Securities to the Representatives for the respective accounts of the Initial Purchasers.
          (d) On each Closing Date the Company will deliver to the Initial Purchasers, in such denomination or denominations and registered in such name or names as the Representatives request upon notice to the Company at least 48 hours prior to the Closing Date, one or more Securities in definitive form, registered in such name and in such denominations as the Initial Purchasers shall request, having an aggregate amount corresponding to the aggregate principal amount of the Securities sold pursuant to Exempt Resales to QIBs and Individual Accredited Investors (the “Definitive Note”), against payment of the purchase price therefor by wire transfer of same-day funds to the account of the Company, previously designated by it in writing. The Definitive Note shall be made available to the Initial Purchasers for inspection not later than 5:00 p.m., New York City time, on the business day immediately preceding each Closing Date.
     5. Offering by Initial Purchasers. The Initial Purchasers propose to make an offering of the Securities at the price and upon the terms set forth in the Offering Memorandum as soon as practicable after this Agreement is entered into and as, in the judgment of the Initial Purchasers, is advisable.

     6. Agreements of the Company. The Company covenants and agrees with the Initial Purchasers that:
          (a) The Company shall advise the Initial Purchasers promptly and, if requested by the Representative, confirm such advice in writing, (i) of the issuance by any state securities commission or other regulatory authority of any stop order or order suspending the qualification or exemption from qualification of any Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for such purpose by any state securities commission or other regulatory authority and (ii) of the happening of any event that makes any statement of a material fact made in the Disclosure Package or the Offering Memorandum untrue or that requires the making of any additions to or changes in the Disclosure Package or the Offering Memorandum in order to make the Disclosure Package or the Offering Memorandum not misleading in the light of the circumstances existing at the time it is delivered to an Eligible Purchaser. The Company shall use their commercially reasonable efforts to prevent the issuance of any stop order or order suspending the qualification or exemption from qualification of any Securities under any state securities or blue sky laws and, if at any time any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of any Securities under any state securities or blue sky laws, the Company shall use its commercially reasonable efforts to obtain the withdrawal or lifting of such order at the earliest possible time.
          (b) The Company shall, without charge, provide to the Initial Purchasers and to counsel to the Initial Purchasers, and to those persons identified by the Initial Purchasers to the Company as many copies of the Preliminary Offering Memorandum and the Offering Memorandum, and any amendments or supplements thereto, as the Initial Purchasers may reasonably request. The Company consents to the use of the Preliminary Offering Memorandum and the Offering Memorandum, and any amendments and supplements thereto required pursuant hereto, by the Initial Purchasers in connection with Exempt Resales.
          (c) The Company will not amend or supplement the Preliminary Offering Memorandum or the Offering Memorandum or any other document used in connection with the offer and sale of the Securities or any amendment or supplement thereto during such period as, in the opinion of counsel for the Initial Purchasers, the Preliminary Offering Memorandum or the Offering Memorandum is required by law to be delivered in connection with Exempt Resales and in connection with market-making activities of the Initial Purchasers for so long as any Notes are outstanding unless the Initial Purchasers shall previously have been advised thereof and furnished a copy for a reasonable period of time prior to the proposed amendment or supplement and as to which the Initial Purchasers shall not have given their consent, which shall not be unreasonably withheld.
          (d) If, during the period referred to in 6(c) above, any event shall occur as a result of which, it is necessary or advisable, in the opinion of counsel for the Initial Purchasers, to amend or supplement the Preliminary Offering Memorandum or the Offering Memorandum or any other document used in connection with the offer and sale of the Securities in order to make such Preliminary Offering Memorandum or Offering Memorandum or such other document not misleading in the light of the circumstances existing at the time it is delivered to an Eligible Purchaser, or if for any other reason it shall be reasonably necessary or advisable to amend or supplement the Preliminary Offering Memorandum or the Offering Memorandum or such other document to comply with applicable laws, rules or regulations, the Company shall (subject to Section 6(c) hereof) forthwith amend or supplement such Preliminary Offering Memorandum or Offering Memorandum or such other document at its own expense so that, as so amended or supplemented, such Preliminary Offering Memorandum or Offering Memorandum or such other document will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading or so that such Preliminary Offering Memorandum or Offering Memorandum or such other document will comply with all applicable laws, rules or regulations; if, during the period referred to in 6(c) above, the Company proposes to file with the SEC an Exchange Act Report that is incorporated by reference into the Offering Memorandum, a reasonable time prior to the proposed filing, the Company shall furnishes a copy of such Exchange Act Report to the Initial Purchasers for review and comment, and shall not file such document with the Commission until the Initial Purchasers have been afforded the opportunity to review and comment and the Initial Purchasers have not reasonably objected to the filing of such Exchange Act Report.
          (e) The Company shall cooperate with the Initial Purchasers and counsel for the Initial Purchasers in connection with the qualification or registration of the Securities for offering and sale under the securities or blue sky laws of such jurisdictions as the Representative may designate and shall continue such qualifications in effect for as long as may be necessary to complete the Exempt Resales; provided, however, that in connection therewith neither the Company shall be required to qualify as a foreign corporation where it is not now so qualified or to execute a general consent to service of process in any jurisdiction or to take any other action that would subject it to general service of process or to taxation in respect of doing business in any jurisdiction in which it is not otherwise subject, in each case, other than as to matters and transactions relating to the Preliminary Offering Memorandum, the Offering Memorandum or Exempt Resales.
          (f) If this Agreement shall terminate or shall be terminated after execution because of any failure or refusal on the part of the Company to comply with the terms or fulfill any of the conditions of this Agreement, the Company agrees to reimburse the Initial Purchasers for all reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel for the Initial Purchasers) incurred by the Initial Purchasers in connection herewith.
          (g) The Company shall apply the net proceeds from the sale of the Securities in the manner set forth under “Use of Proceeds” in the Disclosure Package and the Offering Memorandum.
          (h) The Company shall not voluntarily claim, and shall actively resist any attempts to claim, the benefit of any usury laws against the holders of any Securities.
          (i) The Company shall do and perform all things required or necessary to be done and performed under this Agreement prior to or after each Closing Date and to satisfy all conditions precedent to the delivery of the Securities.
          (j) None of the Company or any of its “affiliates” (as defined in Rule 144 under the Securities Act) will sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Securities Act) that could be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the sale to the Initial Purchasers or the Eligible Purchasers of the Securities or to take any other action that would result in the Exempt Resales not being exempt from registration under the Securities Act.
          (k) For so long as any of the Securities remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and are not able to be sold in their entirety under Rule 144 under the Securities Act (or any successor provision), for the benefit of holders from time to time of Securities, the Company will furnish at its expense, upon request, to any holder or beneficial owner of Notes and prospective purchasers of the Notes, information specified in Rule 144A(d)(4) under the Securities Act, unless the Company are then subject to and in compliance with Section 13 or 15(d) of the Exchange Act.
          (l) The Company shall comply with the representation letters to DTC relating to the approval of the Securities by DTC for “book-entry” transfer.
          (m) During the period of three years from the Closing Date, the Company shall deliver without charge to the Initial Purchasers (i) as soon as available, copies of each report and other communication (financial or otherwise) of the Company mailed to the Trustee of the holders of the Securities, stockholders or any national securities exchange on which any class of securities of the Company may be listed (including without limitation, press releases) other than materials filed with or furnished to the Commission and (ii) from time to time such other information concerning the Company as the Initial Purchasers may reasonably request.
          (n) The Company shall not take, directly or indirectly, any action which constitutes or is designed to cause or result in, or which could reasonably be expected to constitute, cause or result in, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities or the Common Stock issuable upon conversion thereof, or take any action prohibited by Regulation M under the Exchange Act, in connection with the distribution of the Securities contemplated hereby. The Company will not distribute any (i) preliminary offering memorandum, including, without limitation, the Preliminary Offering Memorandum, (ii) offering memorandum, including, without limitation, the Offering Memorandum or (iii) other offering material in connection with the offering and sale of the Securities.
          (o) For so long as the Securities constitute “restricted” securities within the meaning of Rule 144(a)(3) under the Securities Act, the Company shall not, and shall not permit any subsidiary to, solicit any offer to buy or offer to sell the Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.
          (p) During the period from the Closing Date until one year after the Closing Date, without the prior written consent of the Initial Purchasers, the Company shall not, and shall not permit any of its “affiliates” (as defined in Rule 144 under the Securities Act) to, resell any of the Securities that constitute “restricted securities” under Rule 144 that have been reacquired by any of them.
          (q) Prior to the Closing Date, except as required by law, not to issue any press release or other communications, directly or indirectly, or hold any press conference with respect to the issuance of the Securities, the Company, the properties, business, results of operations, condition (financial or otherwise), affairs or business prospects of the Company, without the prior consent of the Initial Purchasers, which shall not be unreasonably withheld. In such instance, the Company shall furnish a copy of any such release or communication to the Initial Purchasers for review and comment a reasonable time prior to its contemplated release.
          (r) Without the prior consent of the Initial Purchasers, not to make any offer relating to the Securities that would constitute a “free writing prospectus” (if the offering of the Securities was made pursuant to a registered offering under the Securities Act) as defined in Rule 405 under the Securities Act (a “Free Writing Offering Document”); any such Free Writing Offering Document the use of which has been consented to by the Initial Purchasers is listed on Schedule III hereto; if at any time following issuance of a Free Writing Offering Document any event occurred or occurs as a result of which such Free Writing Offering Document would conflict with the information in the Preliminary Offering Memorandum or the Offering Memorandum or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances then prevailing, not misleading, the Company will give prompt notice thereof to the Initial Purchasers and, if requested by the Initial Purchasers, will prepare and furnish without charge to the Initial Purchasers a Free Writing Offering Document or other document which will correct such conflict, statement or omission.
          (s) Without the prior written consent of the Representatives, for a period of 90 days after the date of this Agreement, the Company shall not issue, sell or register with the Commission (other than (1) securities issued in connection with an acquisition transaction and (2) on Form S-8 or on any successor form), or otherwise dispose of, directly or indirectly, any (i) debt securities issued or guaranteed by the Company and having a maturity of more than one year from the date of issue, or (ii) equity securities of the Company (or any securities convertible into, exercisable for or exchangeable for equity securities of the Company.
          (t) To reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligations to issue shares of its Common Stock upon conversion of the Securities.
          (u) To use its commercially reasonable efforts to list, subject to notice of issuance, the shares of Common Stock issuable upon conversion of the Securities on the Nasdaq Global Market.
     7. Expenses. Whether or not the transactions contemplated by this Agreement are consummated or this Agreement becomes effective or is terminated (pursuant to Section 13 hereof or otherwise), the Company hereby agrees to pay all costs and expenses incident to the performance of their obligations hereunder, including the following: (i) the negotiation, preparation, printing, typing, filing, reproduction, execution and delivery of this Agreement and of the other Transaction Documents, any amendment or supplement to or modification of any of the foregoing and any and all other documents furnished pursuant hereto or thereto or in connection herewith or therewith and with the Exempt Resales; (ii) the preparation, printing or reproduction of each Preliminary Offering Memorandum, the Offering Memorandum (including, without limitation, financial statements), and any other document prepared in connection with the offer and sale of the Securities, and all amendments and supplements to any of them; (iii) the issuance, transfer and delivery of the Securities endorsed thereon to the Initial Purchasers; (iv) the registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states (including, without limitation, filing fees, the cost of printing and mailing a preliminary and final blue sky memorandum, and the reasonable fees and disbursements of counsel to the Initial Purchasers relating to such registration or qualification, including the preparation of a preliminary and final blue sky memorandum); (v) the delivery (including postage, air freight charges and charges for counting and packaging) of such copies of each Preliminary Offering Memorandum, the Offering Memorandum and any other document used in connection with the offer and sale of the Securities and all amendments or supplements to any of them as may be requested for use in connection with the offering and sale of the Securities and the Exempt Resales; (vi) the preparation, printing, authentication, issuance and delivery of certificates for the Securities, including any stamp taxes in connection with the original issuance and sale of the Securities and Trustee’s fees; (vii) the fees, disbursements and expenses of the Company’s counsel (including local and special counsel, if any) and accountants; (viii) the preparation, reproduction and delivery of the preliminary and supplemental blue sky memoranda and all other agreements of documents reproduced and delivered in connection with the offering of the Securities (including the reasonable fees and disbursements of counsel to the Initial Purchasers in connection with such preparation); (ix) all fees and expenses (including fees and expenses of counsel) of the Company in connection with the approval of the Securities by DTC for “book-entry” transfer; (x) any fees charged by investment rating agencies for the rating of the Securities; (xi) the fees and expenses of the Trustee and its counsel; (xii) all expenses incurred in connection with the performance by the Company of their other obligations under this Agreement and the other Transaction Documents; (xiii) the transportation and other road show expenses incurred by or on behalf of the Company representatives in connection with presentations to and related communications with prospective purchasers of the Securities; and (xiv) all expenses and listing fees incurred in connection with the application for quotation of the Common Stock on the Nasdaq Global Market.
     8. Indemnification.
          (a) The Company agrees to indemnify and hold harmless the Initial Purchasers and each person, if any, who controls the Initial Purchasers within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all losses, claims, damages and liabilities, joint or several (including any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other Federal or state law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, any Free Writing Offering Document or the Offering Memorandum, or in any supplement thereto or amendment thereof, or in any electronic road show, or in any Blue

Sky application or other information or other documents executed by the Company filed in any state or other jurisdiction to qualify any or all of the Securities under the securities laws thereof (any such application, document or information being hereinafter referred to as a “Blue Sky Application”) or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that such indemnity shall not inure to the benefit of any Initial Purchaser (or any person controlling such Initial Purchaser) on account of any losses, claims, damages or liabilities arising from the sale of the Securities to any person by such Initial Purchaser if such untrue statement or omission or alleged untrue statement or omission was made in the Disclosure Package, any Free Writing Offering Document or the Offering Memorandum, or in any supplement thereto or amendment thereof, or in any electronic road show, or in any Blue Sky Application in reliance upon and in conformity with the Initial Purchaser Information (as defined in Section 11 hereto). This indemnity agreement will be in addition to any liability which the Company may otherwise have.
          (b) Each Initial Purchaser, severally and not jointly, agrees to indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and the officers and directors of the Company, against any losses, claims, damages or liabilities to which such party may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, any Free Writing Offering Document or the Offering Memorandum, or in any supplement thereto or amendment thereof, or arise out of or are based upon the omission or alleged omission to state therein, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Disclosure Package, any Free Writing Offering Document or the Offering Memorandum, or in any supplement thereto or amendment thereof, in reliance upon and in conformity with the Initial Purchaser Information; provided, however, that the obligation of any Initial Purchaser to severally and not jointly indemnify the Company (including any controlling person, director or officer thereof) shall be limited to the net proceeds received by the Company from such Initial Purchaser.
          (c) Any party that proposes to assert the right to be indemnified under this Section will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section, notify each such indemnifying party of the commencement of such action, suit or proceeding, enclosing a copy of all papers served. No indemnification provided for in Section 8(a) or 8(b) shall be available to any party who shall fail to give notice as provided in this Section 8(c) if the party to whom notice was not given was unaware of the proceeding to which such notice would have related and was prejudiced by the failure to give such notice but the omission so to notify such indemnifying party of any such action, suit or proceeding shall not relieve it from any liability that it may have to any indemnified party for contribution or otherwise than under this Section. In case any such action, suit or proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and the approval by the indemnified party of such counsel, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses, except as provided below and except for the reasonable costs of investigation subsequently incurred by such indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ its counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of counsel by such indemnified party has been authorized in writing by the indemnifying parties, (ii) the indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party) or (iii) the indemnifying parties shall not have employed counsel to assume the defense of such action within a reasonable time after notice of the commencement thereof, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of the indemnifying parties. An indemnifying party shall not be liable for any settlement of any action, suit, and proceeding or claim effected without its written consent, which consent shall not be unreasonably withheld or delayed. No indemnifying party shall, without the prior written consent, which consent shall not be unreasonably withheld or delayed, of the indemnified party, effect any settlement of any proceeding or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless (i) such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not contain any factual or legal admission by or with respect to any indemnified party or any adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.
     9. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 8(a) or 8(b) is due in accordance with its terms but for any reason is unavailable to or insufficient to hold harmless an indemnified party in respect to any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate losses, liabilities, claims, damages and expenses (including any investigation, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claims asserted, but after deducting any contribution received by any person entitled hereunder to contribution from any person who may be liable for contribution) incurred by such indemnified party, as incurred, in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other hand, from the offering of the Securities pursuant to this Agreement or, if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to above but also the relative fault of the Company, on the one hand, and the Initial Purchasers, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations. The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission. Notwithstanding the provisions of this Section 9, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it to Eligible Purchasers were offered to the public exceeds the amount of damages which such Initial Purchaser has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 9, each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as such Initial Purchaser, and each director of the Company, each officer of the Company, and each person, if any, who controls the Company within the meaning of the Section 15 of the Securities Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Company. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 9, notify such party or parties from whom contribution may be sought, but the omission so to notify such party or parties from whom contribution may be sought shall not relieve the party or parties from whom contribution may be sought from any other obligation it or they may have hereunder or otherwise than under this Section 9. No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its written consent.
     The remedies provided for in Section 8 and this Section 9 are not exclusive and shall not limit any rights or remedies which otherwise may be available to any indemnified party in law or in equity.
     10. Conditions of Initial Purchasers Obligations. The obligations of the Initial Purchasers under this Agreement are several and not joint. The obligations of the Initial Purchasers to purchase and pay for the Securities, as provided herein, are subject to the absence from any certificates, opinions, written statements or letters furnished to the Initial Purchasers pursuant to this Section 10 of any misstatement or omissions and to the satisfaction of the following additional conditions unless waived in writing by the Representative:
          (a) All of the representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof and on each Closing Date with the same force and effect as if made on and as of the date hereof and the Closing Date, respectively. The Company shall have performed or complied with all of the agreements and satisfied all conditions on their respective parts to be performed, complied with or satisfied hereunder at or prior to each Closing Date.

          (b) The Offering Memorandum shall have been printed and copies distributed to the Initial Purchasers not later than 10:00 a.m., New York City time, on the day following the date of this Agreement or at such later date and time as to which the Representatives may agree.
          (c) No stop order suspending the qualification or exemption from qualification of the Securities thereof in any jurisdiction referred to in Section 6(e) hereof shall have been issued and no proceeding for that purpose shall have been commenced or shall be pending or threatened.
          (d) None of the issuance and sale of the Securities pursuant to this Agreement or any of the transactions contemplated by any of the other Transaction Documents shall be enjoined (temporarily or permanently) and no restraining order or other injunctive order shall have been issued; and there shall not have been any legal action, statute, order, rule, regulation, decree or other administrative proceeding enacted, instituted, adopted, issued or threatened against the Company or against any Initial Purchasers relating to the issuance of the Securities or the Initial Purchasers activities in connection therewith or any other transactions contemplated by this Agreement or the Offering Memorandum, or the other Transaction Documents. No action, suit or proceeding shall have been commenced and be pending against or affecting or, to the best of the Company’s knowledge, threatened against, the Company before any court or arbitrator or any governmental body, agency or official that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and no stop order shall have been issued preventing the use of the Preliminary Offering Memorandum, any Free Writing Offering Document, the Offering Memorandum, or any amendment or supplement thereto.
          (e) Since the respective dates as of which information is given in the Disclosure Package, (i) there shall not have occurred any change, or any development involving a prospective change, in or affecting the general affairs, management, business, condition (financial or other), properties, business prospects, results of operations, capital stock, or long-term debt, or a material increase in the short-term debt, of the Company, not contemplated by the Disclosure Package and the Offering Memorandum that is, in the judgment of the Representative, so material and adverse as to make it impracticable or inadvisable to proceed with the offering of the Securities on the terms and in the manner contemplated by the Transaction Documents, (ii) no dividend or distribution of any kind shall have been declared, paid or made by the Company on any class of its capital stock, other than as disclosed in the Disclosure Package and the Offering Memorandum, (iii) the Company shall not have incurred any liability or obligation, direct or contingent, that is material, individually or in the aggregate, to the Company, and that is required to be disclosed on a balance sheet or notes thereto in accordance with U.S. GAAP and is not disclosed on the latest balance sheet or notes thereto included in the Disclosure Package and the Offering Memorandum and (iv) there shall not have occurred any event or development relating to or involving the Company, or any of its respective officers or directors that makes any statement made in the Disclosure Package or the Offering Memorandum untrue or that, in the opinion of the Company, and their counsel or the Initial Purchasers and their counsel, require the making of any addition to or change in the Disclosure Package or the Offering Memorandum in order to state a material fact required by any applicable law, rule or regulation to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (f) At each Closing Date and after giving effect to the consummation of the transactions contemplated by the Transaction Documents, there exists no Default or Event of Default (as defined in the Indenture).
          (g) The Initial Purchasers shall have received certificates, dated each Closing Date, signed by the chief financial officer and the general counsel of the Company, in form and substance satisfactory to the Representatives, confirming, as of the Closing Date, the matters set forth in paragraphs (a), (b), (c), (d) and (e) of this Section 10 and that, as of such Closing Date, the obligations of the Company to be performed hereunder on or prior thereto have been duly performed.
          (h) The Initial Purchasers shall have received on the Closing Date:
          (i) an opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers, of DLA Piper LLP (US), counsel for the Company, to the effect set forth in Exhibit B hereto.
          (ii) an opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers, of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Initial Purchasers, relating to this Agreement and such other related matters as the Initial Purchasers may require.
          (i) Ernst & Young, LLP (the “Auditor”), the independent registered public accounting firm for the Company, shall deliver to the Initial Purchasers: (i) simultaneously with the execution of this Agreement a signed letter from the Auditor addressed to the Initial Purchasers and dated the date of this Agreement, in form and substance reasonably satisfactory to the Representatives and Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Initial Purchasers, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to initial purchasers with respect to the financial statements and certain financial information contained in the Preliminary Offering Memorandum, and (ii) on each Closing Date, a signed letter from the Auditor addressed to the Initial Purchasers and dated the date of such Closing Date(s), in form and substance reasonably satisfactory to the Representatives and Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Initial Purchasers, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to initial purchasers with respect to the financial statements and certain financial information contained in the Offering Memorandum.
          (j) The Initial Purchasers and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Initial Purchaser, shall have been furnished with such information, certificates and documents, in addition to those set forth above, as they may reasonably require for the purpose of enabling them to review or pass upon the matters referred to in this Section 10 and in order to evidence the accuracy, completeness or satisfaction in all material respects of any of the representations, warranties or conditions herein contained.
          (k) The Company and the Trustee shall have entered into the Indenture and the Initial Purchasers shall have received counterparts, conformed as executed, thereof and the

Securities shall have been duly executed and delivered by the Company, and the Securities shall have been duly authenticated by the Trustee.
          (l) On or after the date hereof (i) there shall not have occurred any downgrading, suspension or withdrawal of, nor shall there have been any announcement of any potential or intended downgrading, suspension or withdrawal of, or of any review (or of any potential or intended review) for a possible downgrading, or with negative implications, or direction not determined of, any rating of the Company or any securities of the Company (including, without limitation, the placing of any of the foregoing ratings on credit watch with negative or developing implications or under review with an uncertain direction) by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act, (ii) there shall not have occurred any change, nor shall any notice have been given of any potential or intended change, in the outlook for any rating of the Company or any securities of the Company by any such rating organization and (iii) no such rating organization shall have given notice that it has assigned (or is considering assigning) a lower rating to the Securities than that on which the Securities were marketed.
          (m) Each of the Transaction Documents and each other agreement or instrument executed in connection with the transactions contemplated thereby shall be reasonably satisfactory in form and substance to the Initial Purchasers and shall have been executed and delivered by all the respective parties thereto and shall be in full force and effect, and there shall have been no material amendments, alterations, modifications or waivers of any provision thereof since the date of this Agreement.
          (n) All proceedings taken in connection with the issuance of the Securities and the transactions contemplated by this Agreement, the other Transaction Documents and all documents and papers relating thereto shall be reasonably satisfactory to the Initial Purchasers and counsel to the Initial Purchasers. The Initial Purchasers and counsel to the Initial Purchasers shall have received copies of such papers and documents as they may reasonably request in connection therewith, all in form and substance reasonably satisfactory to them.
          (o) All opinions, certificates, letters, schedules, documents or instruments required by this Section 10 to be delivered by the Company will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to the Representatives and counsel to the Initial Purchasers. The Company shall furnish the Initial Purchasers such conformed copies of such opinions, certificates, letters, schedules, documents and instruments in such quantities as the Initial Purchasers shall reasonably request.
          (p) On or prior to the Closing Date, the Initial Purchasers shall have received a lock up agreement substantially in the form attached hereto as Exhibit A signed by the Company’s Executive Officers and Directors on Schedule IV hereto.
     11. Initial Purchaser Information. The Company acknowledges that the statements with respect to the offering of the Securities set forth in the 10th paragraph regarding the delivery of the Securities and the 11th paragraph related to stabilization, syndicate covering transactions and penalty under the heading “Plan of Distribution” in the Preliminary Offering Memorandum and the Offering Memorandum constitute the only written information relating to the Initial

Purchasers furnished to the Company by or on behalf of the Initial Purchasers expressly for use in the Preliminary Offering Memorandum, the Disclosure Package and the Offering Memorandum, for purposes of Sections 2(a), 8(a) and 8(b) hereof (the “Initial Purchaser Information”).
     12. Survival of Representations and Agreements. The respective representations, warranties, covenants, agreements, indemnities and other statements of the Company, their respective officers and the Initial Purchasers set forth in this Agreement or made by or on behalf of them, respectively pursuant to this Agreement shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of the Company, any of its officers of directors, the Initial Purchasers or any controlling person referred to in Sections 8 and 9 hereof and (ii) delivery of and payment for the Securities to and by the Initial Purchasers, and shall be binding upon and shall inure to the benefit of, any successors, assigns, heirs, personal representatives of the Company, the Initial Purchasers and the indemnified parties referred to in Section 8 hereof. The respective representations, agreements, covenants, indemnities and other statements set forth in Sections 7, 8, 9, 12 and 13 shall survive the termination of this Agreement, regardless of any termination or cancellation of this Agreement.
     13. Effective Date of Agreement; Termination.
          (a) This Agreement shall become effective upon execution and delivery of a counterpart hereof by each of the parties hereto.
          (b) This Agreement may be terminated in the sole discretion of the Initial Purchasers by notice to the Company from the Representatives, without liability (other than with respect to Sections 8 and 9 hereof) on the Initial Purchasers’ part to the Company in the event the Company has failed, refused or been unable to perform or satisfy all conditions on their respective parts to be performed or satisfied hereunder on or prior to the Closing Date, or if:
          (i) there has occurred any material adverse change in the securities markets or any event, act or occurrence that has materially disrupted, or in the opinion of the Initial Purchasers, will in the future materially disrupt, the securities markets or there shall be such a material adverse change in general financial, political or economic conditions or the effect of international conditions on the financial markets in the United States is such as to make it, in the judgment of the Initial Purchasers, inadvisable or impracticable to market the Securities or enforce contracts for the sale of the Securities;
          (ii) there has occurred any outbreak or material escalation of hostilities or other calamity or crisis the effect of which on the financial markets of the United States is such as to make it, in the judgment of the Initial Purchasers, inadvisable or impracticable to market the Securities or enforce contracts for the sale of the Securities;
          (iii) trading in any securities of the Company has been suspended or materially limited or trading generally on the Nasdaq Global Market shall have been suspended or materially limited, or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been required by any of said exchanges or by order of the Commission, the Financial Industry Regulatory Authority or other regulatory body or governmental authority having jurisdiction;
          (iv) a banking moratorium has been declared by any state or Federal a banking moratorium has been declared by any state or Federal authority;
          (v) in the judgment of the Initial Purchasers, there has been since the time of the execution of the Purchase Agreement or since the respective dates as of which information is given in the Disclosure Package, any material adverse change in the assets, properties, condition (financial or otherwise), or in the results or operations, business affairs or business prospects or cash flows of the Company, whether or not arising in the ordinary course of business; or
          (vi) any debt securities of the Company shall have been downgraded or placed on any “watch list” for possible downgrading by any “nationally recognized statistical rating organization” as defined for purposes of Rule 436(g) under the Securities Act.
          (c) If this Agreement shall be terminated pursuant to any of the provisions hereof, or if the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth herein is not satisfied or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof, the Company will, subject to demand by the Initial Purchasers, reimburse the Initial Purchasers for all out of pocket expenses (including the reasonable fees and expenses of the Initial Purchasers’ counsel), incurred by the Initial Purchasers in connection herewith. If this Agreement is terminated pursuant to Section 14 by reason of the default of one or more of the Initial Purchasers, the Company shall not be obligated to reimburse any Initial Purchaser on account of such expenses.
     14. Substitution of Initial Purchasers. If any Initial Purchaser shall default in its obligation to purchase on the Closing Date the Securities agreed to be purchased hereunder, the Representative shall have the right, within 36 hours thereafter, to make arrangements for one or more of the non-defaulting Initial Purchasers, or any other Initial Purchasers, to purchase such Securities on the terms contained herein. If, however, the Representative shall not have completed such arrangements within such 36-hour period, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to the Initial Purchasers to purchase such Securities on such terms. If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the Representative and the Company as provided above, the aggregate amount of Securities which remains unpurchased on the Closing Date does not exceed one-tenth of the aggregate amount of all the Securities that all the Initial Purchasers are obligated to purchase on such date, then the Company shall have the right to require each non-defaulting Initial Purchaser to purchase the aggregate amount of Securities which such Initial Purchaser agreed to purchase hereunder at such date and, in addition, to require each non-defaulting Initial Purchaser to purchase its pro rata share (based on the aggregate amount of Securities which such

Purchaser agreed to purchase hereunder) of the Securities of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made; but nothing herein shall relieve a defaulting Initial Purchaser from liability for its default. In any such case, either the Representative or the Company shall have the right to postpone the Closing Date for a period of not more than seven days in order to effect any necessary changes and arrangements (including any necessary amendments or supplements to the Offering Memorandum or any other documents).
     If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the Representative and the Company as provided above, the aggregate amount of such Securities which remains unpurchased exceeds 10% of the aggregate amount of all the Securities to be purchased at such date, then this Agreement shall terminate, without liability on the part of any non-defaulting Initial Purchasers to the Company and without liability on the part of the Company except as provided in Sections 7, 8, 9 and 13(b). The provisions of this Section 14 shall not in any way affect the liability of any defaulting Initial Purchaser to the Company or the nondefaulting Initial Purchasers arising out of such default. The term “Initial Purchaser” as used in this Agreement shall include any person substituted under this Section 14 with like effect as if such person had originally been a party to this Agreement with respect to such Securities.
     15. Notices. All communications hereunder shall be in writing and, if sent to the Initial Purchasers, shall be hand-delivered, mailed by first-class mail, couriered by next-day air courier or faxed and confirmed in writing to Oppenheimer & Co. Inc., 300 Madison Avenue, New York, New York 10017, Attention: Andrew MacInnes, Head of Equity Capital Markets, with copy to Wade Dougherty, Executive Director, and with a copy to Skadden, Arps, Slate, Meagher and Flom LLP, Four Times Square, New York, New York, 10036, Attention: David J. Goldschmidt, as Representatives on behalf of the Initial Purchasers If sent to the Company, shall be mailed, delivered, couriered or faxed and confirmed in writing to TeleCommunication Systems, Inc., 275 West Street, Annapolis, Maryland 21401, Attention: Bruce A. White, and with a copy to DLA Piper LLP (US), 6225 Smith Avenue Baltimore, Maryland 21209, Attention: Wm. David Chalk.
     16. Successors. This Agreement shall inure to the benefit of, and shall be binding upon, the Initial Purchasers, the Company, and their respective successors, legal representatives and assigns, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of, or by virtue of, this Agreement or any provision herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that (i) the indemnities of the Company contained in Section 8 hereof shall also be for the benefit of the controlling persons and agents referred to in Sections 8 and 9 hereof and (ii) the indemnities of the Initial Purchasers contained in Section 8 hereof shall also be for the benefit of the directors of the Company, and its officers, employees and agents and any controlling person or persons referred to in Sections 8 and 9 hereof. No purchaser of Securities from the Initial Purchasers will be deemed a successor, legal representative or assign because of such purchase.

     17. No Waiver; Modifications in Writing. No failure or delay on the part of the Company or the Initial Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Initial Purchasers at law or in equity or otherwise. No waiver of or consent to any departure by the Company or the Initial Purchasers from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof; provided that notice of any such waiver shall be given to each party hereto as set forth above. Except as otherwise provided herein, no amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Initial Purchasers. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Initial Purchasers from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.
     18. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties hereto with respect to the subject matter hereof.
     19. Applicable Law. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. TIME IS OF THE ESSENCE IN THIS AGREEMENT.
     20. Contractual Relationship. The Company acknowledges and agrees that each of the Initial Purchasers has acted and is acting solely in the capacity of a principal in an arm’s length transaction between the Company, on the one hand, and the Initial Purchasers, on the other hand, with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor, agent or fiduciary to the Company or any other person. Additionally, the Company acknowledges and agrees that the Initial Purchasers have not and will not advise the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company has consulted with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Initial Purchasers shall have no responsibility or liability to the Company or any other person with respect thereto, whether arising prior to or after the date hereof. Any review by the Initial Purchasers of the Company, the transactions contemplated hereby or other matters relating to such transactions have been and will be performed solely for the benefit of the Initial Purchasers and shall not be on behalf of the Company. The Company agrees that it will not claim that the Initial Purchasers, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary duty to the Company or any other person in connection with any such transaction or the process leading thereto.

     21. Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof.
     22. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.
     23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile transmission shall constitute valid and sufficient delivery thereof.
[Signature page follows]

If the foregoing correctly sets forth the understanding among the Initial Purchasers and the Company please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among us.

Very truly yours, TELECOMMUNICATION SYSTEMS INC.
By:	/s/ Thomas M. Brandt, Jr.
	Name:	Thomas M. Brandt, Jr.
	Title:	Senior Vice President and Chief Financial Officer

Accepted and agreed to as of the date first above written:
OPPENHEIMER & CO. INC.
RAYMOND JAMES & ASSOCIATES INC.
ACTING SEVERALLY ON BEHALF OF THEMSELVES AND AS REPRESENTATIVES OF THE SEVERAL INITIAL PURCHASERS NAMED IN SCHEDULE 1 HERETO.

By:	OPPENHEIMER & CO. INC.

/s/ Andrew MacInnes
	Name:	Andrew MacInnes
	Title:	Head of Equity Capital Markets

By:	RAYMOND JAMES & ASSOCIATES INC.

/s/ Raymond James & Associates Inc.
	Name:	Ryan D. Lund
	Title:	Senior Vice President

SCHEDULE I
INITIAL PURCHASERS

Aggregate
Amount of
Firm Notes
Name	to be Purchased
Oppenheimer & Co. Inc.	$63,000,000
Raymond James & Associates Inc.	$27,000,000

Total	$90,000,000

SCHEDULE II
PRICING TERM SHEET

Pricing Term Sheet — TeleCommunication Systems, Inc.
The information in this pricing term sheet supplements TeleCommunication Systems, Inc.’s (“TCS”) preliminary offering memorandum, dated November 9, 2009 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum.
Adjustment to Conversion Rate upon a Make-Whole Adjustment Event:

Issuer:	TeleCommunication Systems, Inc.
Ticker Symbol (Exchange):	TSYS (NASDAQ)
Offering Type:	144A Offering (QIBs Only)
Title of Securities:	4.5% Convertible Senior Notes due 2014
Aggregate principal amount offered:	$90,000,000
Over-Allotment Option:	$13,500,000
Maturity:	November 1, 2014
Principal Amount per Note:	$1,000
Coupon:	4.5% per Annum (Payable Semi-Annually)
Issue Price:	100% of principal amount
Reference Price (Last Reported Sale Price per Share of TSYS Class A Common Stock on NASDAQ on November 10, 2009):	$7.96
Initial Conversion Price:	$10.348 per share of our Class A common stock for each $1,000 aggregate principal amount of notes
Initial Conversion Rate:	96.637 shares of TCS Class A common stock for each $1,000 aggregate principal amount of notes
Conversion Premium:	30% above the last reported sale price per share of TCS Class A common stock on NASDAQ on November 10, 2009
Call Protection:	Non-Callable for Life
use of proceeds	We estimate that the net proceeds from this offering, after deducting estimated fees and expenses and the initial purchasers’ discounts and commissions, will be approximately $87.3 million, if the overallotment option is not exercised.

We intend to use:

• approximately $9.4 million (without giving effect to the exercise of the initial purchasers’ overallotment option, if any) of the net proceeds from this offering to pay the cost to us of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us from the warrant transactions), as described below; and

• we intend to use the remainder of the net proceeds from this offering for general corporate purposes, including working capital. In addition, our use of the remaining net proceeds may include the selective acquisition or investment in businesses, products and technologies that are complementary to our own. As of the date of this offering memorandum, we do not have any binding commitments or agreements relating to any of these types of transactions. However, from time to time, we will consider a proposed transaction when it is presented to us and, if appropriate, enter into a non-binding letter of intent with respect to such a proposed transaction. As of the date of this offering memorandum, we are party to two such non-binding letters of intent.
Moodys/ S&P Rating:	Not Rated
Dividend and Takeover Protection:	Yes
Interest Payment Dates:	November 1 and May 1, commencing May 1, 2010
Trade Date:	November 11, 2009
Settlement Date:	November 16, 2009
144A CUSIP:	87929JAA1
Convertible Note Hedge and Warrant Transactions:	in connection with the offering of the notes, tcs entered into convertible note hedge transactions and warrant transactions with each of Deutsche Bank AG, société generale and royal bank of canada
Book-Running Managers:	Oppenheimer & Co., Raymond James
The following table sets forth the number of additional shares to be added to the conversion rate per $1,000 principal amount of the Notes in connection with a Make-Whole Adjustment Event as described in the Preliminary Offering Memorandum, based on the stock price and effective date of the Make-Whole Adjustment Event.

	Stock Price
Effective Date	$7.96	$8.50	$10.00	$11.50	$13.00	$14.50	$16.00	$20.00	$24.00	$28.00	$32.00	$36.00
November 16, 2009	28.979	25.435	18.374	13.874	10.839	8.692	7.107	4.420	2.879	1.899	1.240	0.785
November 1, 2010	28.979	23.698	16.585	12.214	9.369	7.418	6.016	3.706	2.406	1.581	1.025	0.640
November 1, 2011	28.979	21.669	14.424	10.198	7.595	5.898	4.729	2.884	1.871	1.225	0.785	0.478
November 1, 2012	28.979	20.306	12.384	8.104	5.702	4.277	3.370	2.050	1.348	0.890	0.570	0.342
November 1, 2013	28.979	19.252	9.724	5.238	3.194	2.232	1.728	1.088	0.740	0.499	0.322	0.190
November 1, 2014	28.979	21.010	3.363	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:
•	between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•	in excess of $36.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

•	less than $7.96 per share (subject to adjustment), no additional shares will be issued upon conversion.
Ratio of Earnings to Fixed Charges
     On page 37 of the Preliminary Offering Memorandum the ratio of earnings to fixed charges for the nine months ended September 30, 2009 was noted as 36.5 to 1. This ratio should read 32.7 to 1 for the said period.

Capitalization
The following table sets forth our cash and cash equivalents and consolidated capitalization as of September 30, 2009:
•	on an actual basis; and

•	on an as adjusted basis to give effect to (i) the issuance and sale of $90,000,000 aggregate principal amount of notes in this offering, after deducting the underwriting discounts and commissions and before estimated offering expenses (assuming no exercise of the underwriters’ over-allotment option to purchase additional notes) and (ii) the use of approximately $9.4 million in net proceeds to fund the cost of the convertible note hedge transactions after giving effect to the proceeds from the warrant transactions.
This table should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this offering memorandum. See “Where You Can Find More Information.” The following table assumes that the initial purchasers have not exercised their over-allotment option.
Amounts representing the number of shares of Class A common stock outstanding exclude:
•	options outstanding on September 30, 2009 to purchase 12,247,277 shares of Class A common stock at a weighted exercise price of $4.45;

•	Class A restricted stock outstanding on September 30, 2009 at a weighted-average grant date fair value of $6.95;

•	an aggregate of 2,823,921 shares of Class A common stock that were reserved for future issuance under our 1997 Stock Incentive Plan and Employee Stock Purchase Plan on September 30, 2009; and

•	shares of Class A common stock issuable upon exercise of the warrants that we expect to sell to one or more counterparties.

	As of September 30, 2009
		As
	Actual	Adjusted(1)
	(in thousands, except share data)
Cash and cash equivalents	$79,296	$157,141

Indebtedness:
Capital lease obligations and notes payable, less current portion, and other long-term liabilities	$21,920	$21,920
Convertible Senior Notes Due 2014 offered hereby	—	90,000

Total Long-Term Debt	$21,920	$111,920

Stockholder’s equity:

	As of September 30, 2009
		As
	Actual	Adjusted(1)
	(in thousands, except share data)
Class A common stock; $0.01 par value:
Authorized shares — 225,000,000; issued and outstanding shares of 42,273,555	423	423
Class B common stock; $0.01 par value:
Authorized shares — 75,000,000; issued and outstanding shares of 6,391,334	64	64
Additional paid-in capital(2)	259,835	258,490
Accumulated other comprehensive income	115	115
Accumulated deficit	(109,809)	(109,809)

Total stockholder’s equity	150,568	149,223

Total capitalization	$172,488	$261,143

(1)	“As Adjusted” financial data assumes issuance and sale of the notes, less the initial purchasers’ discounts and commissions and estimated offering expenses payable by us, and assumes that the initial purchasers have not exercised their over-allotment option.

(2)	Additional paid-in capital adjusted for the net cost of the convertible note hedge, net of tax, and warrants transactions.
General
The notes and the shares of common stock issuable upon conversion of the notes (together, the “Securities”) have not been and will not be registered under the Securities Act or any state securities laws and may not be offered in the United States, except that Securities may be offered and sold to Qualified Institutional Buyers exclusively in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A.
The Securities have not been approved or disapproved by the Securities and Exchange Commission or by any state securities commission or regulatory authority, nor have the foregoing authorities passed on the accuracy or adequacy of the attached documents. Any representation to the contrary is a criminal offense.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities of TeleCommunication Systems, Inc., nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Copies of the Final Offering Memorandum can be obtained from your Oppenheimer sales representative.
This message is intended solely for the benefit of the initial recipient. No retransmission, copying or distribution is permitted.

SCHEDULE III
FREE WRITING OFFERING DOCUMENTS

SCHEDULE IV
PERSONS PARTY TO LOCK-UP AGREEMENT
Maurice B. Tosé
James M. Bethmann
Thomas M. Brandt, Jr.
Richard A. Young
Clyde A. Heintzelman
Jan C. Huly
Richard A. Kozak
Weldon H. Latham
Drew Morin
Tim Lorello

EXHIBIT A
FORM OF LOCK UP AGREEMENT
November 9, 2009
Oppenheimer & Co. Inc.
Raymond James & Associates Inc.
c/o Oppenheimer & Co. Inc.
300 Madison Avenue
New York, New York 10017
Ladies and Gentlemen:
The undersigned, a holder of Class A common stock, par value $0.01 (“Common Stock”), or rights to acquire Common Stock, of TeleCommunication Systems, Inc., a Maryland corporation (the “Company”) understands that you, as Representatives of the several Initial Purchasers, propose to enter into a Purchase Agreement (the “Purchase Agreement”) with the Company, with respect to the offering (the “Offering”) without registration under the Securities Act of 1933, as amended (the “Act”), and initial resale in reliance on Rule 144A under the Act, of $90,000,000 of 4.5% Convertible Senior Notes due 2014 (the “Securities”) of the Company. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Purchase Agreement.
     In consideration of the Initial Purchasers ‘ agreement to enter into the Purchase Agreement and to proceed with the Offering of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees for the benefit of the Company, you and the other Initial Purchasers that, without the prior written consent of Oppenheimer & Co. Inc. on behalf of the Initial Purchasers, the undersigned will not, during the period ending 90 days (the “Lock-Up Period”) after the date of the Purchase Agreement, directly or indirectly (1) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock owned either of record or beneficially (as defined in the Securities Exchange Act of 1934, as amended) by the undersigned on the date hereof or hereafter acquired or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing. In addition, the undersigned agrees that, without the prior written consent of Oppenheimer & Co. Inc. on behalf of the Initial Purchasers, it will not, during the period ending 90 days after the date of the Purchase Agreement, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The foregoing shall not apply to (x) Common Stock to be transferred as a gift or gifts (provided that any donee thereof agrees in writing to be bound by the terms hereof), (y) the exercise by you of options or other rights to purchase Common Stock held by you (provided, however, that shares of Common Stock acquired upon such exercise shall be subject to this letter) and (y) sales under any 10b-5 plan.
     In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.
     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.
     The undersigned understands that, if the Purchase Agreement does not become effective, or if the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released form all obligations under this Letter Agreement.
     The undersigned, understands that the Initial Purchasers are entering into the Purchase Agreement and proceeding with the Offering in reliance upon this Letter Agreement.

     This lock-up agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,
By:
Name:
Title:

EXHIBIT B
FORM OF OPINION OF COMPANY COUNSEL

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